EXHIBIT 99.1

Harsco Announces Further Senior Management Appointments in Conjunction With CEO Succession Plan

HARRISBURG, Pa., Oct. 1, 2007 (PRIME NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) today announced additional appointments within the Company's senior management team, all to become effective January 1, 2008.

The appointments are in conjunction with the Company's previously announced CEO succession plans resulting from the planned retirement of Derek C. Hathaway as Chairman and CEO in early 2008. Under these plans, Harsco's current President, Chief Financial Officer and Treasurer Salvatore D. Fazzolari will succeed Mr. Hathaway as Chief Executive Officer effective January 1, 2008, and is expected to be elected Chairman upon Mr. Hathaway's retirement from the Board in April 2008.

The Company announced that Geoffrey D. H. Butler will become President of Harsco Corporation and CEO of the Access Services and Mill Services business groups. Mr. Butler has served as Senior Vice President - Operations with direct responsibilities for these two business groups since 2000, and previously served as President of the Company's MultiServ division. He has also been a Director of the Company since January 2002.

Richard C. Neuffer will become Harsco Senior Vice President and Group President for the Company's Minerals and Rail Technologies group, extending his management responsibilities to include all of this group's business units. Mr. Neuffer has held increasing executive management responsibilities within this group since joining Harsco in 1991.

Mark E. Kimmel will become Senior Vice President, General Counsel and Secretary. Mr. Kimmel has been serving as General Counsel and Secretary since January 2004 and has held senior legal positions since joining the Company in August 2001.

Stephen J. Schnoor will become Senior Vice President and Chief Financial Officer. Mr. Schnoor has been serving as Vice President and Controller since 1998, following similar responsibilities at the division level since joining Harsco in 1988.

Harsco Corporation is one of the world's leading diversified industrial services companies, serving major customers in the non-residential construction and infrastructure, steel and metals, energy and railway industries. The Company posted 2006 revenues of $3.4 billion and employs approximately 21,500 people worldwide. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information about Harsco can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=361

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com